CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities	Maximum Aggregate Offering
Offered	Price	Amount of Registration Fee

Medium-Term Notes	1,250,000,000	133,750
Filed pursuant to Rule 424(b)(2)
File No. 333-139194
PRICING SUPPLEMENT DATED 14 DECEMBER 2006
(TO PROSPECTUS DATED 8 DECEMBER 2006)

The Governor and Company of The Bank of Ireland
Medium Term Notes
Floating Rate Notes due 2009

Issuer:	The Governor and Company of The Bank of Ireland

Principal Amount:	U.S.$1,250,000,000

Documentation:	SEC Registered US MTN Programme

Status:	Senior Unsecured Medium Term Notes

Pricing Date:	14 December 2006

Settlement Date:	19 December 2006 (T + 3)

Maturity Date:	18 December 2009

Benchmark:	3 month U.S.$ LIBOR

Spread:	Benchmark + 5 basis points

Interest Rate:	3 month U.S.$ LIBOR + 5 basis points

Public Offering Price:	100%

Net Proceeds to Issuer:	U.S.$1,249,475,000

Coupon Frequency:	Quarterly

Interest Payment Dates:	18 March, 18 June, 18 September, 18 December

First Interest Payment Date:	19 March 2007

Amount due at Maturity:	U.S.$1,250,000,000

Underwriting Discount:	U.S.$525,000

Day Count:	Act/360

Business Days:	New York, London, Ireland

Business Day Convention:	Modified Following, adjusted

Interest Determination Date:	2 London Banking Days prior to the start of each interest period

Denominations:	U.S.$750,000 and multiples of U.S.$1,000

Governing Law:	State of New York

Senior Ratings:	Aa3(Moody’s)
A+ (Standard & Poor’s)

CUSIP:	06279E AB6

Bookrunning Lead Managers:	Goldman, Sachs & Co. and Morgan Stanley & Co. Incorporated

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